NOVATION AGREEMENT

Freedom Financial Holdings, Inc., formerly known as Titan Holdings, Inc., a corporation organized and existing under the laws of the State of Maryland, with an address of 421 East Cook Road, Suite 200, Fort Wayne, Indiana, 46825, hereinafter referred to as the Company, and Brian Kistler, an individual residing at 6461 N 100E, Ossian, Indiana 46777, hereinafter referred to as Kistler, in consideration of the promises made herein, agree as follows:

1. Original Agreement. On August 1, 2005, Company and Kistler entered into a Convertible Note agreement under which the Company agreed (1) to pay Kistler, on the Maturity Date, the principal amount of the loan outstanding; or (2) to provide Kistler the option to convert the amount outstanding into shares of common stock of the Company at a conversion price of $1. The Convertible Note is attached hereto as Exhibit A.

2. Novation. Company and Kistler hereby agree to extinguish the original agreement referred to in Paragraph 1. Each party hereby relinquishes any claim that they had or may have had under that original agreement and stipulates that this agreement constitutes a novation with respect to the original agreement.

3. New Agreement. Company and Kistler agree to replace the original agreement with the following new agreement: Company shall issue to Kistler 304,589 shares of Class B Convertible Preferred Shares of stock. pursuant to a new agreement dated September 30, 2006 a copy of which is attached as Exhibit B. Both parties agree that all contract rights between them will henceforth flow from the new agreement alone and that the new agreement is not merely a supplement to or alteration of the original agreement referred to in Paragraph 1 but is rather a complete replacement for it.

Executed this 30th day of September, 2006.

KISTLER

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Brian Kistler

COMPANY

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Robin Hunt, Secretary